Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders

Tumbleweed Communications Corp.:

We consent to the incorporation by reference in the registration statements (Nos. 333-84683, 333-43194, 333-48636, 333-49492, 333-61076, 333-101018, 333-103043, 333-106913, 333-114340, and 333-114780) on Form S-8 of Tumbleweed Communications Corp. of our reports dated March 14, 2007, with respect to the consolidated balance sheets of Tumbleweed Communications Corp. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and comprehensive loss, and cash flows for each of the years in the three-year period ended December 31, 2006, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, which reports appear in this December 31, 2006 annual report on Form 10-K of Tumbleweed Communications Corp.

As discussed in Note 2 to the consolidated financial statements, effective January 1, 2006, the Company adopted the provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment. Also, as discussed in Note 2 to the consolidated financial statements, the Company changed its method of quantifying financial statement errors in 2006.

/s/    KPMG LLP

Mountain View, California

March 14, 2007